Letterhead of Comiskey & Company, P.C.


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the inclusion in this Registration Statement on Form SB-2 of our audit report dated August 29, 2003, on the consolidated financial statements of Worldwide Manufacturing USA, Inc. and subsidiary, which covered the consolidated balance sheets as of December 31, 2002 and 2001, and the related consolidated income statements and statements of cash flows for each of the years ended December 31, 2002 and 2001, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in this Prospectus.


Denver, Colorado
February 17, 2004

            /s/ Comiskey & Company
            PROFESSIONAL CORPORATION